Exhibit 10.2

February 25, 2009

Mr. Paul C. Reyelts
1819 James Avenue S.
Minneapolis, MN 55403

Dear Paul:

The following Employment Transition Agreement and Release (“Agreement”) summarizes the terms and conditions we have discussed in regards to your retirement transition. The Valspar Corporation (“Valspar”) has agreed to provide you with certain payments and/or benefits, which are set forth below, some of which you would not be otherwise entitled to without signing this Agreement and the Updated Release of Claims.

•	Effective Dates

You will resign as an employee of The Valspar Corporation and its subsidiaries (“Valspar”), effective May 31, 2009 (the “Effective Date”).

•	Compensation and Other Payments

Provided you sign this Agreement and the Updated Release of Claims in the applicable time periods, return them to Valspar, and act in accordance with the terms outlined in this agreement, you will receive ongoing separation payments continuing at a rate equal to your base salary prior to the Effective Date, through December 31, 2010.

You agree to remain available to the Company as reasonably requested by the Chairman & Chief Executive Officer, on an as-needed basis to assist with business such as mergers and acquisitions, strategy and business development, and disposition of the current corporate headquarters facility through December 31, 2010. Under this Agreement, your accountability will be to the Chairman & Chief Executive Officer.

In addition to the payments above the following apply:

•	Stock Options

You will not be eligible for any new stock option grants, however, at the Effective Date, you will be 100% vested in all stock options previously granted to you. Shares granted before October 2007 include a provision that extends the exercise period for up to three additional years, not to exceed the original expiration date. Stock options granted to Officers in October 2007 and after include provisions allowing them to be exercised for the balance of the original expiration term.

•	Restricted Stock

You will not be eligible for any new restricted stock awards, however, you will be 100% vested in any unvested restricted stock that you hold as of the Effective Date and will be taxed on the value of these shares on that date.

•	Long Term Incentive Plan

You were a participant in the Officer Long Term Incentive Plan (“LTIP”). This program was discontinued after 2007, however a payout opportunity remains for the 2007-2009 Plan. Your participation, payout opportunity, and timing of payout will not be affected by your retirement prior to the Plan payout date (January 2010).

•	Lost ERISA Benefits

You participate as an active employee through the Effective Date. Eligible earnings for service prior to the Effective date are eligible for 401k matches and profit sharing contributions under the Company’s Savings & Retirement Program. In the event that eligible earnings for service prior the Effective Date exceed ERISA income limits, you will be eligible for a lost ERISA payment that would occur in January 2010.

•	Executive Perquisites

Your monthly car allowance and company-paid membership at the Minneapolis Club will end at the Effective Date. Participation in the Executive Physical Program will extend through calendar year 2009. You will also be eligible for Company payment of eligible expenses related to financial planning and tax preparation services through calendar 2009, including filing of 2009 income tax returns in 2010.

•	Benefits Continuation

Medical, dental and life insurance coverage under the Company’s active employee programs will terminate on the Effective Date. However, you will be eligible to continue medical coverage for your lifetime and for your current spouse’s lifetime according to the terms and conditions of the Valspar Officer Retiree Medical Plan. Vince Opat can provide additional details regarding this Plan. Dental and life insurance can be continued at a cost to you equal to 102% of the full cost of coverage. You will be eligible to continue these coverages for eighteen months following the Effective Date.

You will receive additional COBRA election forms following your termination date. If Valspar changes its group insurance plan(s) in the future, your coverage will be under the terms of the new plan(s).

•	Unused Vacation

You will accrue vacation up until the Effective Date, and then be eligible for payment for any accrued but unused days. Please report the number of unused days remaining to me prior to the Effective Date.

•	Disability Benefits

Disability coverage will terminate on the Effective Date.

•	Qualified Plans

If you participate in any ERISA qualified plan(s), your rights and obligations under such plan(s) will be governed by the applicable plan document(s).

•	Death

In the event of your death prior to the December 31, 2010, your spouse will be paid a single lump sum equal to the sum of ongoing separation payments to which you would have otherwise been entitled between the date of your death and December 31, 2010.

•	Company Property

Recognizing that you will be in a consultative role through December 31, 2010, Valspar will provide continuation of your company email and cellular service through that date. Following that date, you may elect to convert your cellular service to a private account.

Following December 31, 2010, you agree to return all Valspar property (e.g., computer) and all confidential information in written or other tangible or electronic form, if any, that may be in your possession at that time.

•	Confidential Information

You understand and acknowledge that as a Valspar employee you had access to confidential information. As an example, in the course of your employment you worked with or had knowledge of information concerning inventions, improvements, formulas, techniques, customer lists, marketing plans, price lists, trade secrets, and processes developed, made, used or sold by Valspar, and other information relating to Valspar’s products or operations. You understand that all of this information belongs exclusively to Valspar and you agree not to use or share this information with any other person, or entity, except with Valspar’s written consent.

•	Rescission/Revocation/Consideration Period

By signing this Agreement, you acknowledge and agree that Valspar informed you that (1) you have the right to consult with an attorney or your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you. Valspar encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement period prior to the expiration of the twenty-one (21) day period. Changes to this Agreement, whether material or immaterial, will not restart this 21-day consideration period.

You may revoke (i.e., rescind) your release of claims under the Age Discrimination in Employment Act of 1967 for any reason within seven (7) calendar days after signing this Agreement. If you revoke such release, Valspar shall have no further obligation under this Agreement and you shall immediately repay Valspar for all benefits and payments made hereunder as if you had terminated effective on the last day on which you were actively working for Valspar on a full-time basis.

To revoke such release, you must notify Valspar in writing and hand deliver (within the 7-day period) or mail the notice to Ronda Bayer. If you send the notice of revocation by mail, it must be: 1) postmarked within the 7-day period; 2) properly addressed to The Valspar Corporation, Attention: Ronda Bayer, 1101 Third Street South, Minneapolis, Minnesota 55415; and 3) sent by certified mail, return receipt requested.

•	Release of Claims

Because of the additional consideration described above, you hereby unconditionally release and discharge Valspar, and all its affiliates, predecessors, successors, subsidiaries, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities and corporations affiliated or related with any of them (referred to as “the Released Parties”) from all liability for damages or claims or demands, whether known or unknown, of any kind, including but not limited to all claims for costs, expenses and attorney’s fees arising out of any acts, decisions, or omissions occurring prior to your execution of this Agreement, including, but not limited to, your change in status from full-time to part-time employment with the Released Parties. You will not make a claim in any court based upon any act of, or failure to act by the Released Parties during the time you worked for the Released Parties. Some examples of the released claims are:

a) Discrimination or violation of civil rights (including but not limited to any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and any applicable state anti-discrimination or human rights statutes), arising under local, state or federal laws, or any other claim for retaliation, discrimination, or harassment based on sex, race, color, religion, age, national origin or ancestry, disability, or other protected class status.

b) Employment termination based on breach of contract, infliction of emotional distress, lack of good faith, violation of public policy, invasion of privacy, defamation or other tortuous conduct, or any other local, state or federal statute or common law claims.

c) Any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, stock, stock options, vacation pay, and/or benefits, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), any claims arising under the Worker Adjustment and Retraining Notification Act, and any state or local plant closing and/or mass layoff statute or ordinance, or claims arising under any other federal or state constitutions or statute, including but not limited to the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, and the Family and Medical Leave Act

d) Any assertion that the Released Parties cannot cease the employment relationship.

You understand and agree that the above list contains examples only and does not contain all claims that you are releasing. By signing this Agreement, you are releasing all claims against the Released Parties. You also represent that you have not filed any claims against the Released Parties and, to the full extent permitted by law, will not do so at any time after signing this Agreement or the Updated Release of Claims.

You further agree that, to the full extent permitted by law, you will not institute any claim for damages, by charge, complaint or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against the Released Parties. If you previously filed, file, or have filed on your behalf, a charge, complaint, or action, you agree that the benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive the right to money damages or other legal or equitable relief awarded by any governmental agency or other entity related to any such claim.

•	Change In Control Agreement

Your Change in Control Agreement with Valspar shall remain in effect through the Effective Date. In the event of a qualifying change in control, as defined by that agreement, prior to the Effective Date, you will be entitled solely to the benefits provided by your Change In Control Agreement and this Agreement and any benefits due hereunder shall immediately terminate.

•	Cooperation

At Valspar’s request, you will cooperate with Valspar in any pending or future claims or lawsuits involving Valspar where you have knowledge of the underlying facts. In addition, for a period of five years from the Effective Date, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Valspar; provided, however, that nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving Valspar.

•	Miscellaneous

a. Other Payments or Benefits. You agree that you are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and return this Agreement and the Updated Release of Claims within the specified time periods, and do not revoke this Agreement or any part, including required Updated Release of Claims.

b. References. Should anyone contact Valspar’s human resources department for references on you, Valspar will only verify employment dates, job title, and rate of compensation.

c. Non-Disparagement. You agree not to make disparaging or defamatory remarks about Valspar or any of its Officers.

d. Confidentiality of Agreement. You agree not to disclose or provide copies of this Agreement to anyone, except your spouse, attorney, tax advisor, or as may be required by law, the terms of this Agreement or any circumstances which are confidential to the termination of your employment.

e. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by Valspar or you of any liability or unlawful conduct whatsoever. Valspar and you specifically deny any liability or unlawful conduct.

f. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written Agreement of Valspar. The rights and obligations of this Agreement shall inure to the successors and assigns of Valspar.

g. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

h. Governing Law/Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota. The parties agree that any action relating to this Agreement shall be instituted and prosecuted in Hennepin County, Minnesota, in either state court (Hennepin County District Court) or federal court (United States District Court for the District of Minnesota). You and Valspar hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or your employment and/or termination in any court other than Hennepin County District Court or United States District Court for the District of Minnesota.

i. Entire Agreement. This Agreement (which includes the Updated Release of Claims) contains the sole offer and full Agreement between you and Valspar relating to your employment with Valspar and the termination of such employment and may not be modified, altered, or changed in any way except by written Agreement signed by both parties. With the exception of your Change in Control Agreement as provided herein, the parties agree that this Agreement supersedes and terminates any and all other written and oral Agreements and understandings between the parties, including, but not limited to any such Agreements and/or understandings concerning termination or separation benefits you may have been eligible for or entitled to from The Valspar Corporation.

j. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the Updated Release of Claims, and understand that the release(s) of claims is a full and final release of all claims you may have against Valspar and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

If you have any questions, please call me at 612-375-7988.

Sincerely,

Anthony L. Blaine
Senior Vice President, Human Resources

I have read the above Agreement and Release, and the Updated Releases of Claims and after consultation with my attorney, understand and agree to its contents. I am signing this Agreement knowingly, voluntarily and without reliance upon any statements made by Valspar employees or attorneys.

Signature	Date

Paul C. Reyelts

Witness Signature (Notary or Valspar employee)	Date

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